Exhibit 99.1

Foresight Energy LP Announces Full-Year and Fourth Quarter 2015 Results

Full-Year 2015 Highlights:

•	Production of 20.1 million tons
•	Sales volumes of 21.9 million tons
•	Coal sales revenue of $979.2 million
•	Adjusted EBITDA of $338.4 million
•	Cash Flows from Operations of $200.4 million

ST. LOUIS, Missouri—(BUSINESS WIRE)—March 15, 2016—Foresight Energy LP (NYSE: FELP) today reported financial and operating results for the full-year 2015, which includes coal sales revenues of $979.2 million, a net loss attributable to limited partner units of $39.5 million, Adjusted EBITDA of $338.4 million and cash flows from operations of $200.4 million. Impacting our results for 2015 was an 11.3% decrease in coal sales prices compared to 2014, offset by a $45.7 million benefit related to gains on our commodity derivative contracts. Also impacting our net loss were increased costs at our operations including both the direct and indirect costs incurred to extinguish the fire at our Hillsboro mine in connection with efforts to restore production, $21.4 million of transition and reorganization costs related to the Murray transaction and $12.6 million of asset impairment charges.

Update on Debt Defaults

As reported previously, on December 4, 2015, the Delaware Court of Chancery issued a memorandum opinion concluding, among other things, that certain transactions with Murray Energy resulted in a “change of control” under the 2021 Senior Notes indenture (the “Notes”) and that an event of default occurred when we failed to offer to purchase the Notes. Currently, we are negotiating an out-of-court restructuring with certain holders of the Notes and our other creditors.

We have entered into forbearance agreements with respect to the Notes as well as the lenders under our securitization program. Under these agreements, the Noteholders and lenders have agreed to forbear from exercising certain rights and remedies to which they may be entitled. Both of these agreements remain in effect through March 15, 2016, unless extended by the respective parties. We have not entered into forbearance agreements with the lenders under our Credit Agreement or the lenders under our equipment financing arrangements or capital lease obligations. The lenders under these facilities may exercise any remedies available to them at any time.

As disclosed in our Annual Report on Form 10-K filed today, other events of default with respect to our Notes and other debt agreements have occurred or may occur in the future, and we may be unable to reach an agreement on the terms of an out-of-court restructuring with our Noteholders and other lenders. Please read our Annual Report on Form 10-K for additional information about our current position, including risks and uncertainties about any agreement or failure to reach an agreement with our creditors.

Our auditor’s opinion in connection with our 2015 financial statements includes an explanatory paragraph regarding the uncertainty of the Partnership’s ability to continue as a “going concern” which will result in an additional default under the terms of the Credit Agreement as well as the 2021 Senior Notes, Foresight Receivables LLC’s securitization agreement and the credit agreements governing certain equipment financings of certain of our other subsidiaries, because these agreements require delivery of financial statements without an explanatory paragraph regarding the uncertainty of the Partnership’s ability to continue as a “going concern.”

If an agreement on the terms of an out-of-court restructuring is not reached with our Noteholders and other lenders, it may be necessary for us to file a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code in order to implement a restructuring, or our creditors could force us into an involuntary bankruptcy. If a plan of reorganization is implemented in a bankruptcy proceeding, it is likely that our equity holders would be entitled to little or no recovery, and their claims and interests would be canceled for little or no consideration.

Distributions & Outlook

FELP announced that the Board of Directors has suspended its quarterly distribution to unitholders. FELP is also suspending guidance for 2016 pending an outcome in the negotiation with its lenders.

Consolidated Financial Results

Year Ended December 31, 2015 Compared to Year Ended December 31, 2014

Coal sales were $979.2 million for 2015 compared to $1,109.4 million for 2014. Coal sales decreased $130.2 million from the prior year primarily due to a decline in coal sales realization per ton sold of $5.71. The decline in coal sales realization was due to a decline in realization per ton on both our domestic and international sales driven by weak coal market conditions. The decline in tons sold to the international market resulted in a corresponding decline in transportation expense during the current year, therefore, the netback to mine realization per ton sold decreased to a lesser extent than the coal sales realization per ton sold.

Cost of coal produced was $509.2 million for 2015 compared to $449.9 million for 2014. The increase in cost of coal produced during the current year was driven by a $2.87 per ton increase in cash cost per ton sold. The impact of the Hillsboro mine combustion event and increased costs at our Williamson and Sugar Camp operations primarily accounted for the increase. The direct costs incurred during 2015 in connection with our efforts to extinguish the fire and restore production at our Hillsboro mine was $20.2 million and the indirect impact of incurring salary and overhead costs at this mine without any corresponding production was $10.6 million. The higher cash cost per ton sold at our Williamson and Sugar Camp operations was driven by higher repairs, maintenance and longwall costs during 2015.

Transportation expense for 2015 declined $49.4 million, or $2.21 per ton sold, from 2014 due to a 19.4% decline in international sales volumes as well as lower charges during 2015 for shortfalls against contractual minimum volume requirements.

Depreciation, depletion and amortization expense was $195.4 million for 2015 compared to $169.8 million for 2014. The increase of $25.6 million was primarily due to the second longwall at our Sugar Camp complex coming out of development in June 2014 and from a reduction of coal inventory during 2015.

During 2015 and 2014, we recorded an impairment charge of $11.6 million and $34.7 million, respectively, related to certain Hillsboro prepaid royalties which we determined recoupment was improbable and during 2015 we also recorded a $1.0 million charge to write-off the remaining deferred longwall costs for Hillsboro’s current longwall panel, which is being abandoned as a result of the mine fire.

Transition and reorganization costs were $21.4 million for 2015. As part of the Murray Energy transaction, Foresight entered into a management services agreement with Murray Energy with the intent of optimizing and reorganizing certain corporate administrative functions and generating synergies between the two companies through the elimination of headcount and duplicate selling, general and administrative costs.

Three Months Ended December 31, 2015 Compared to Three Months Ended December 31, 2014

Coal sales were $239.2 million for the three months ended December 31, 2015 compared to $300.0 million for the prior year period due to a decline of nearly 0.4 million tons sold as well as a reduction in coal sales realization of $7.50 per ton. The decline in coal sales realization was due to a decline in realization per ton on both domestic and international sales driven by weak market conditions.

Costs of coal produced was $148.4 million for the three months ended December 31, 2015 compared to $126.8 million for the three months ended December 31, 2014. The cost of coal produced during the current period was driven by a $6.42 per ton increase in cash cost per ton sold. Direct and indirect costs related to the Hillsboro combustion event negatively influenced cost per ton by $3.05 in the current quarter. Lower production volumes in the current quarter compared to the prior year period resulted in lower fixed cost absorption and higher per ton costs in the period.

Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of the federal securities laws. These statements contain words such as “possible,” “intend,” “will,” “if” and “expect” and can be impacted by numerous factors, including risks relating to the securities markets, the impact of adverse market conditions affecting business of the Partnership, adverse changes in laws including with respect to tax and regulatory matters and other risks. There can be no assurance that actual results will not differ from those expected by management of the Partnership. Specifically, the Partnership continues to experience substantial financial, business, operational and reputational risks that threaten its ability to continue as a going concern and could materially effect its present expectations or projections. Known material factors that could cause actual results to differ from those in the forward-looking statements are described in Part I, “Item 1A. Risk Factors” of the Partnership’s Annual Report on Form 10-K filed on March 15, 2016. The Partnership undertakes no obligation to update or revise such forward-looking statements to reflect events or circumstances that occur, or which the Partnership becomes aware of, after the date hereof.

 Non-GAAP Financial Measures

Adjusted EBITDA and distributable cash flow (“DCF”) are non-GAAP supplemental financial measures that management and external users of the Partnership’s consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:

•	the Partnership’s operating performance as compared to other publicly traded partnerships, without regard to historical cost basis or, in the case of Adjusted EBITDA, financing methods;

•	the ability of the Partnership’s assets to generate sufficient cash flow to make distributions to its unitholders;

•	the Partnership’s ability to incur and service debt and fund capital expenditures; and
•	the viability of acquisitions and other capital expenditure projects and the returns on investment of various expansion and growth opportunities.

We define Adjusted EBITDA as net income (loss) attributable to controlling interests before interest, income taxes, depreciation, depletion, amortization and accretion. Adjusted EBITDA is also adjusted for equity-based compensation, unrealized gains or losses on derivatives, early debt extinguishment costs and material nonrecurring or other items which may not reflect the trend of future results. We define DCF as Adjusted EBITDA less cash interest expense, net and estimated maintenance capital expenditures, plus returns on our direct financing lease and contractual override arrangements.

We believe that the presentation of Adjusted EBITDA and DCF provides useful information to investors in assessing the Partnership’s financial condition and results of operations. Adjusted EBITDA and DCF should not be considered alternatives to net income, operating income, or any other measure of financial performance presented in accordance with U.S. GAAP, nor should Adjusted EBITDA and DCF be considered alternatives to operating surplus, adjusted operating surplus or other definitions in the Partnership’s partnership agreement. Adjusted EBITDA and DCF have important limitations as analytical tools because they exclude some but not all items that affect net income. Additionally, because Adjusted EBITDA and DCF may be defined differently by other companies in the industry, and the Partnership’s definition of Adjusted EBITDA and DCF may not be comparable to similarly titled measures of other companies, thereby diminishing their utility. For a reconciliation of these non-U.S. GAAP measures to their most directly comparable U.S. GAAP financial measure, please see the table below.

About Foresight Energy LP

Foresight Energy LP is a leading producer and marketer of thermal coal controlling over 3 billion tons of coal reserves in the Illinois Basin. Foresight currently owns four mining complexes (Williamson, Sugar Camp, Hillsboro and Macoupin), with four longwall systems, and the Sitran river terminal on the Ohio River. Foresight’s operations are strategically located near multiple rail and river transportation access points, providing transportation cost certainty and flexibility to direct shipments to the domestic and international markets.

Contact

Foresight Energy LP

Gary M. Broadbent

Assistant General Counsel and Media Director

(314) 932-6152

Investor.relations@foresight.com

Media@coalsource.com

Foresight Energy LP
Consolidated Statements of Operations

	Unaudited
	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
	(In Thousands, Except per Unit Data)
Revenues
Coal sales	$239,239	$300,040	$979,179	$1,109,404
Other revenues	2,411	—	5,674	—
Total revenues	241,650	300,040	984,853	1,109,404

Costs and expenses:
Cost of coal produced (excluding depreciation, depletion and amortization)	148,400	126,841	509,170	449,905
Cost of coal purchased	10,381	5,560	17,444	18,232
Transportation	43,976	59,990	171,733	221,178
Depreciation, depletion and amortization	49,714	45,824	195,415	169,767
Accretion on asset retirement obligations	566	405	2,267	1,621
Selling, general and administrative	6,073	7,047	31,357	33,683
Long-lived asset impairments	12,592	34,700	12,592	34,700
Transition and reorganization costs	4,145	—	21,433	—
Gain on commodity derivative contracts	(4,988)	(34,911)	(45,691)	(76,330)
Other operating income (loss), net	450	(1,375)	(13,424)	(2,837)
Operating (loss) income	(29,659)	55,959	82,557	259,485
Other expenses:
Interest expense, net	30,720	24,874	117,311	113,030
Debt restructuring costs	3,930	—	3,930	—
Loss on early extinguishment of debt	—	—	—	4,979
Net (loss) income	(64,309)	31,085	(38,684)	141,476
Less: net income attributable to noncontrolling interests	118	1,090	770	3,909
Net (loss) income attributable to controlling interests	(64,427)	29,995	(39,454)	137,567
Less: net income attributable to predecessor equity	—	938	23	67,375
Net (loss) income attributable to limited partner units	$(64,427)	$29,057	$(39,477)	$70,192

Net (loss) income subsequent to initial public offering available to limited partner units - basic and diluted:
Common unitholders	$(28,536)	$14,534	$(16,043)	$35,154
Subordinated unitholders	$(35,891)	$14,522	$(23,434)	$35,038

Net (loss) income subsequent to initial public offering per limited partner unit - basic and diluted:
Common unitholders	$(0.44)	$0.22	$(0.25)	$0.54
Subordinated unitholders	$(0.55)	$0.22	$(0.36)	$0.54

Weighted average limited partner units outstanding - basic and diluted:
Common units	65,192	64,795	65,098	64,790
Subordinated units	64,955	64,739	64,934	64,739

Foresight Energy LP

Consolidated Balance Sheets

	December 31,	December 31,
	2015	2014
	(In Thousands)
Assets
Current assets:
Cash and cash equivalents	$17,538	$26,509
Accounts receivable	61,325	80,911
Due from affiliates	16,615	532
Financing receivables - affiliates	2,689	—
Inventories, net	50,652	92,075
Prepaid expenses	5,498	2,157
Prepaid royalties	5,386	8,380
Deferred longwall costs	18,476	23,224
Coal derivative assets	26,596	36,080
Deferred debt issuance costs	21,362	—
Other current assets	60	6,302
Total current assets	226,197	276,170
Property, plant, equipment and development, net	1,433,193	1,522,488
Due from affiliates	2,691	—
Financing receivables - affiliate	70,139	—
Prepaid royalties	70,300	59,967
Coal derivative assets	22,027	24,957
Other assets	12,493	32,070
Total assets	$1,837,040	$1,915,652
Liabilities and partners’ capital
Current liabilities:
Current portion of long-term debt and capital lease obligations	$1,450,423	$44,143
Accrued interest	24,574	25,136
Accounts payable	55,192	60,206
Accrued expenses and other current liabilities	35,825	37,820
Due to affiliates	8,536	15,107
Total current liabilities	1,574,550	182,412
Long-term debt and capital lease obligations	—	1,316,528
Sale-leaseback financing arrangements	193,434	193,434
Asset retirement obligations	43,277	31,373
Other long-term liabilities	6,896	5,508
Total liabilities	1,818,157	1,729,255
Limited partners' capital (deficit):
Common unitholders (65,192 and 64,831 units outstanding as of December 31, 2015 and 2014, respectively)	186,660	238,925
Subordinated unitholders (64,955 and 64,739 units outstanding as of December 31, 2015 and 2014, respectively)	(166,061)	(111,169)
Total limited partners' capital	20,599	127,756
Predecessor members' equity	—	50,710
Noncontrolling interests	(1,716)	7,931
Total partners' capital	18,883	186,397
Total liabilities and partners' capital	$1,837,040	$1,915,652

See accompanying notes.

Consolidated Statements of Cash Flows

	For the Year Ended December 31,
	2015	2014	2013
	(In Thousands)
Cash flows from operating activities
Net (loss) income	$(38,684)	$141,476	$10,773
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation, depletion and amortization	195,415	169,767	162,177
Amortization of debt issuance costs and debt premium/discount	6,878	7,022	7,574
Equity-based compensation	13,704	4,749	—
Unrealized gains on commodity derivative contracts	(26,329)	(57,791)	(2,453)
Realized gains on commodity derivative contracts included in investing activities	(19,073)	(7,345)	(986)
Long-lived asset impairments	12,592	34,700	—
Transition and reorganization expenses paid by Foresight Reserves (affiliate)	10,032	—	—
Non-cash loss on early extinguishment of debt	—	4,681	5,625
Other	5,208	2,097	496
Changes in operating assets and liabilities:
Accounts receivable	19,586	(21,921)	9,530
Due from/to affiliates, net	(25,345)	5,930	(1,732)
Inventories	27,994	(13,787)	12,316
Prepaid expenses and other current assets	(250)	(7,807)	(6,338)
Prepaid royalties	(18,945)	(23,475)	(17,064)
Coal derivative assets and liabilities	39,950	(1,226)	(499)
Accounts payable	(5,014)	9,424	1,922
Accrued interest	(562)	(2,509)	(2,695)
Accrued expenses and other current liabilities	874	1,189	5,041
Other	2,381	(4,392)	(2,716)
Net cash provided by operating activities	200,412	240,782	180,971
Cash flows from investing activities
Investment in property, plant, equipment and development	(85,026)	(229,725)	(210,908)
Investment in financing arrangements with Murray Energy (affiliate)	(75,000)	—	—
Settlement of certain coal derivatives	19,073	7,345	986
Return of investment on financing arrangements with Murray Energy (affiliate)	2,172	—	—
Acquisition of an affiliate	—	(3,822)	—
Proceeds from sale of equipment	—	1,619	465
Net cash used in investing activities	(138,781)	(224,583)	(209,457)
Cash flows from financing activities
Net increase in borrowings under revolving credit facility	33,000	60,500	23,000
Net increase in borrowings under A/R securitization program	41,000	—	—
Proceeds from other long-term debt and capital lease obligations	59,325	85,620	1,072,772
Payments on other long-term debt and capital lease obligations	(44,440)	(307,607)	(634,863)
Payments on short-term debt	(2,559)	—	—
Distributions paid	(152,352)	(174,391)	(411,907)
Proceeds from issuance of common units (net of underwriters' discount)	—	329,875	—
Initial public offering costs paid (other than underwriters' discount)	—	(7,206)	(144)
Debt issuance costs paid	(2,751)	(297)	(23,729)
Other	(1,825)	(971)	256
Net cash (used in) provided by financing activities	(70,602)	(14,477)	25,385
Net (decrease) increase in cash and cash equivalents	(8,971)	1,722	(3,101)
Cash and cash equivalents, beginning of period	26,509	24,787	27,888
Cash and cash equivalents, end of period	$17,538	$26,509	$24,787

Reconciliation of GAAP Net (Loss) Income Attributable to Controlling Interests to Adjusted EBITDA and DCF:
Three Months Ended			Year Ended		Three Months Ended
December 31, 2015		December 31, 2014	December 31, 2015	December 31, 2014	September 30, 2015
(In Thousands)
Net (loss) income attributable to controlling interests	$(64,427)	$31,084	$(39,454)	$137,567	$8,070
Interest expense, net	30,720	24,874	117,311	113,030	29,891
Depreciation, depletion and amortization	49,714	45,824	195,415	169,767	54,152
Accretion on asset retirement obligations	566	405	2,267	1,621	567
Equity-based compensation (1)	3,456	1,767	13,704	5,024	1,258
Long-lived asset impairments	12,592	34,700	12,592	34,700	—
Transition and reorganization costs (excluding amounts included in equity-based compensation below) (1)	1,076	—	17,111	—	3,784
Unrealized loss (gain) on commodity derivative contracts and prior cumulative unrealized gains realized during the period	4,678	(23,415)	15,532	(57,126)	(6,616)
Debt restructuring costs	3,930	—	3,930	—	—
Loss on early extinguishment of debt	—	—	—	4,979	—
Adjusted EBITDA	42,305	115,239	338,408	$409,562	91,106

Less: estimated maintenance capital expenditures (2)	(17,000)	(19,300)	(71,300)		(17,000)
Less: cash interest expense, net (3)	(28,995)	(23,239)	(110,593)		(28,154)
Add: Return on direct financing leases (4)	1,060	—	2,591		628
Distributable cash flow	$(2,630)	$72,700	$159,106		$46,580

(1) - Equity-based compensation of $3,069 and $4,322 was recorded in transition and reorganization costs for the three months and year ended December 31, 2015, respectively, and $1,253 for the three months ended September 30, 2015.

(2) - Amount represents the average estimated quarterly maintenance capital expenditures required to maintain our assets over the long-term.
(3) - Cash interest expense is calculated as GAAP interest expense for the period excluding the amortization expense recorded during the period for deferred debt issuance costs and debt discounts.
(4) - Return of investment on financing arrangements represents the scheduled principal repayments under the overriding royalty financing arrangement and direct financing lease with Murray Energy.

Operating Metrics	Three Months Ended		Year Ended		Three Months Ended
	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014	September 30, 2015
	(In Thousands, Except Per Ton Data)
Produced tons sold	5,229	5,775	21,507	21,634	5,588
Purchased tons sold	277	115	439	410	119
Total tons sold	5,506	5,890	21,946	22,044	5,707

Tons produced	3,905	5,691	20,097	22,547	4,884

Coal sales realization per ton sold (1)	$43.45	$50.94	$44.62	$50.33	$44.00
Netback to mine realization per ton sold (2)	$35.46	$40.76	$36.79	$40.29	$37.97
Cash cost per ton sold (3)	$28.38	$21.96	$23.67	$20.80	$22.94

(1) - Coal sales realization per ton is defined as coal sales divided by total tons sold.
(2) - Netback to mine realization per ton sold is defined as coal sales less transportation expense divided by tons sold.
(3) - Cash cost per ton sold is defined as cost of coal produced (excluding depreciation, depletion and amortization) divided by produced tons sold.